THE SOURLIS LAW FIRM Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	The Galleria
Philip Magri, Esq.+	2 Bridge Avenue
Joseph M. Patricola, Esq.*+#	Red Bank, New Jersey 07701
(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

November 13, 2009

Board of Directors
Pegasus Tel, Inc.
118 Chatham Road
Syracuse, NY  13203

Re:	Pegasus Tel, Inc.
Registration Statement on Form S-1
6,425,537 Shares of Common Stock

Dear Board of Directors of Pegasus Tel, Inc.

We have acted as securities counsel to Pegasus Tel, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1("Registration Statement"), as amended, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 6,425,537 of common stock, par value $0.0001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the "Shares").

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the 6,425,537 Shares being registered in the  Registration Statement on behalf of the Selling Stockholders listed in the Registration Statement have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

We express no opinion on the laws of any jurisdiction other than the Delaware General Corporation Law (DGCL) and the applicable provisions of the Delaware constitution and reported judicial interpretations interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.